CONTACT:
John C. Wobensmith
President and Chief Financial Officer
Baltic Trading Limited
(646) 443-8555

BALTIC TRADING LIMITED ANNOUNCES
SECOND QUARTER FINANCIAL RESULTS

Declares $0.10 per Share Dividend for Q2 2011

New York, New York, July 26, 2011 – Baltic Trading Limited (NYSE:BALT) (“Baltic Trading” or the “Company”) today reported its financial results for the three and six months ended June 30, 2011.

The following financial review discusses the results for the three and six months ended June 30, 2011 and June 30, 2010.

Second Quarter 2011 and Year-to-Date Highlights

•	Declared a $0.10 per share dividend payable on or about August 12, 2011 to all shareholders of record as of August 5, 2011 based on Q2 2011 results;

•	Recorded a net loss of $0.4 million, or $0.02 basic and diluted net loss per share for the second quarter; and

•	Reached agreement to charter the Baltic Leopard with Resource Marine PTE Ltd, Singapore, at a rate based on 97% of the Baltic Supramax Index for 11 to 13.5 months

•	Reached agreement to charter the Baltic Bear with Swissmarine Services S.A. for 10.5 to 13.5 months at 101.5% of the Baltic Capesize Index;

•	Reached agreement to charter the Baltic Jaguar with Resource Marine PTE Ltd. for 11 to 13.5 months at 97% of the Baltic Supramax Index;

•	Reached agreement to charter the Baltic Panther with Klaveness Chartering for 22.5 to 25.5 months at 95% of the Baltic Supramax Index; and

•	Reached agreement to extend the charter of the Baltic Cougar with AMN Bulkcarrier Inc. for 11 to 13.5 months at 96% of the Baltic Supramax Index

Financial Review: 2011 Second Quarter

The Company recorded a net loss for the second quarter of 2011 of $0.4 million, or $0.02 basic and diluted net loss per share. Comparatively, for the three months ended June 30, 2010, the Company recorded net income of $2.6 million, or $0.12 basic and diluted net income per share. The Company began operations in October 2009 and had taken delivery of five of the initial six vessels in our fleet by June 30, 2010.  The average number of vessels in our fleet for the second quarter of 2010 was only 3.0 vessels.

EBITDA was $4.5 million for the three months ended June 30, 2011 versus $4.1 million for the three months ended June 30, 2010.

John C. Wobensmith, President and Chief Financial Officer, commented, “During the second quarter, we commenced spot market-related time charters for five modern drybulk vessels as we continue to implement our fleet deployment strategy that provides the ability to generate significant operating leverage as the freight rate environment improves. We also declared a dividend for the second quarter of $0.10 per share, the fifth consecutive dividend since going public. As we maintain our focus on distributing attractive dividends, management remains committed to preserving a cost-effective operating platform and strong capital structure for the benefit of shareholders.”

Baltic Trading Limited’s revenues increased to $9.9 million for the three months ended June 30, 2011 compared to $7.0 million for the three months ended June 30, 2010 due to the increase in the size of our fleet, offset by lower spot market rates achieved by our vessels during the second quarter of 2011.

The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet was $12,423 per day for the three months ended June 30, 2011 as compared to $25,657 for the three months ended June 30, 2010. The decrease was due to lower spot rates achieved by the vessels in our fleet during the second quarter of 2011 versus the second quarter of 2010. Reduced cargo availability in April and May due to weather related events that occurred in the first quarter of 2011, coupled with continued deliveries of newbuilding vessels were the main contributors of reduced rates which affected the earnings of our vessels. The effect of these contributors was offset by increased scrapping of older tonnage and the return of iron ore and coal cargoes in June of this year.

Total operating expenses were $9.1 million for the three months ended June 30, 2011 compared to $4.1 million for the three months ended June 30, 2010. Vessel operating expenses increased to $3.8 million for the three months ended June 30, 2011 from $1.3 million for the three months ended June 30, 2010 due to the expansion of our fleet. General, administrative and technical management fees slightly increased to $1.9 million from $1.6 million during the comparative periods. Depreciation and amortization expenses increased to $3.7 million for the second quarter of 2011 from $1.2 million for the second quarter of 2010 due to the increase in the size of our fleet.  For the year beginning January 1, 2011, the Company revised its estimated residual scrap value from $175 per lightweight ton to $245 per lightweight ton which had the impact of decreasing depreciation expense by $0.1 million for the three months ended June 30, 2011. The change in residual scrap value will only affect depreciation on a prospective basis.

Daily vessel operating expenses, or DVOE, decreased to $4,615 per vessel per day for the second quarter of 2011 from $4,823 per vessel per day for the previous quarter. We believe daily vessel operating expenses are best measured for comparative purposes over a 12-month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. Based on estimates provided by our technical managers and management’s expectations, we expect DVOE for the second half of 2011 to be $5,000 per vessel per day on a weighted average basis.

Liquidity and Capital Resources

Cash Flow

Net cash provided by operating activities for the six months ended June 30, 2011 and 2010 was $5.4 million and $3.6 million respectively. The increase in cash provided by operating activities was primarily due to the increase in the size of our fleet. Lower net income was reported for the first half of 2011, which resulted primarily from lower charter rates achieved in the 2011 period versus the same period last year for the vessels in our fleet. Cash flow from operations was impacted by lower net income for the six months ended June 30, 2011 as compared to June 30, 2010 which was offset by significantly higher depreciation and amortization due to the operation of a larger fleet.

Net cash used in investing activities was $2.0 million for the six months ended June 30, 2011 due to the purchase of vessels in our fleet including deposits. For the six month period ended June 30, 2010, cash used in investing activities was $250.5 million and primarily related to the purchase of the vessels in our initial fleet.

Net cash used in financing activities for the six months ended June 30, 2011 was $5.3 million and consisted primarily of $5.2 million in cash dividends paid. For the six months ending June 30, 2010 cash provided by financing activities were $294.1 million and primarily consisted of $214.5 million of proceeds from the issuance of common stock, $75.0 million of capital contributions from Genco Shipping & Trading Limited, and $10.0 million of proceeds from the 2010 Baltic Trading Credit Facility.

Capital Expenditures

We make capital expenditures from time to time in connection with vessel acquisitions. Our fleet consists of two Capesize, four Supramax, and three Handysize vessels with an aggregate capacity of approximately 672,000 dwt.

In addition to acquisitions that we may undertake in future periods, we will incur additional capital expenditures due to special surveys and drydockings for our fleet.  None of our vessels were drydocked in 2010, and we do not currently expect any of our vessels to be drydocked during 2011.  We further anticipate three of our vessels will be drydocked in 2012.

We estimate our drydocking costs for our fleet through 2012 to be:

	Q3 2011	Q4 2011	2012
Estimated Costs (1)	-	-	$1.5 million
Estimated Offhire Days (2)	-	-	45

(1) Estimates are based on our budgeted cost of drydocking our vessels in China.  Actual costs will vary based on various factors, including where the drydockings are actually performed.  We expect to fund these costs with cash from operations.

(2) Assumes 15 days per drydocking per vessel.  Actual length will vary based on the condition of the vessel, yard schedules and other factors.

Summary Consolidated Financial and Other Data

The following table summarizes Baltic Trading Limited’s selected consolidated financial and other data for the periods indicated below.

Three Months Ended	Six Months Ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
	(Dollars in thousands, except share and per share data) (unaudited)		(Dollars in thousands, except share and per share data) (unaudited)

INCOME STATEMENT DATA:
Revenues	$9,914	$6,991	$19,458	$6,991

Operating expenses:
Voyage expenses	(388)	59	(306)	59
Voyage expenses to parent	128	91	250	91
Vessel operating expenses	3,780	1,325	7,707	1,325
General, administrative and technical management fees	1,294	1,418	3,046	1,902
Management fees to parent	614	208	1,222	208
Depreciation and amortization	3,684	1,240	7,321	1,240
Other operating income	-	(206)	-	(206)
Total operating expenses	9,112	4,135	19,240	4,619

Operating income	802	2,856	218	2,372

Other (expense) income:
Other expense	(16)	-	(34)	-
Interest income	1	140	4	162
Interest expense	(1,112)	(394)	(2,211)	(442)
Other expense:	(1,127)	(254)	(2,241)	(280)

(Loss) income before taxes	(325)	2,602	(2,023)	2,092
Income tax expense	(28)	-	(22)	-

Net (loss) income	(353)	2,602	(2,045)	2,092

Net (loss) earnings per share - basic	$(0.02)	$0.12	$(0.09)	$0.15

Net (loss) earnings per share - diluted	$(0.02)	$0.12	$(0.09)	$0.15

Weighted average shares outstanding - basic	22,128,088	21,999,088	22,076,060	13,954,644

Weighted average shares outstanding - diluted	22,128,088	22,006,332	22,076,060	13,958,286

	June 30, 2011	December 31, 2010
BALANCE SHEET DATA:	(unaudited)
Cash	$3,855	$5,797
Current assets, including cash	7,701	8,856
Total assets	387,918	396,154
Current liabilities	2,923	5,469
Total long-term debt	101,250	101,250
Shareholders' equity	283,745	289,435

Six Months Ended
	June 30, 2011	June 30, 2010
		(unaudited)

Net cash provided by operating activities	$5,378	$3,649
Net cash used in investing activities	(1,986)	(250,481)
Net cash (used in) provided by financing activities	(5,334)	294,089

Three Months Ended	Six Months Ended

June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
FLEET DATA:	(unaudited)	(unaudited)
Total number of vessels at end of period	9	5	9	5
Average number of vessels (1)	9.0	3.0	9.0	1.5
Total ownership days for fleet (2)	819	275	1,629	275
Total available days for fleet (3)	819	267	1,629	267
Total operating days for fleet (4)	816	264	1,625	264
Fleet utilization (5)	99.6%	99.0%	99.7%	99.0%

AVERAGE DAILY RESULTS:
Time charter equivalent (6)	$12,423	25,657	$11,979	25,657
Daily vessel operating expenses per vessel (7)	4,615	4,823	4,731	4,823

Three Months Ended	Six Months Ended
		June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
		(Dollars in thousands)		(Dollars in thousands)
EBITDA Reconciliation:		(unaudited)		(unaudited)
Net (Loss) Income		$ (353)	$ 2,602	$ (2,045)	$ 2,092
+	Net interest expense	1,111	254	2,207	280
+	Depreciation and amortization	3,684	1,240	7,321	1,240
+	Income taxes	28	-	22	-
	EBITDA(8)	$ 4,470	$ 4,096	$ 7,505	$ 3,612

(1) Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.
(2) We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.
(3) We define available days as the number of our ownership days less the aggregate number of days that our vessels are off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels. Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.
(4) We define operating days as the number of our available days in a period less the aggregate number of days that our vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.
(5) We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company's efficiency in finding suitable employment for its vessels and minimizing the number of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning.
(6) We define TCE rates as our net voyage revenue (voyage revenues less voyage expenses (including voyage expenses to Parent)) divided by the number of our available days during the period, which is consistent with industry standards. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts. Since some vessels were acquired with an existing time charter at a below-market rate, we allocated the purchase price between the vessel and an intangible liability for the value assigned to the below-market charterhire.  This intangible liability is amortized as an increase to voyage revenues over the minimum remaining term of the charter.
(7) We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.
(8)  EBITDA represents net income plus net interest expense, taxes, and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in consolidating internal financial statements and it is presented for review at our board meetings. For these reasons, we believe that EBITDA is a useful measure to present to our investors. EBITDA is not an item recognized by U.S. GAAP and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by U.S. GAAP. EBITDA is not a source of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies.

Baltic Trading Limited’s Fleet

Baltic Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Baltic Trading Limited’s current fleet consists of two Capesize, four Supramax and three Handysize vessels with an aggregate carrying capacity of approximately 672,000 dwt.

Our current fleet contains three groups of sister ships, which are vessels of virtually identical sizes and specifications. We believe that maintaining a fleet that includes sister ships reduces costs by creating economies of scale in the maintenance, supply and crewing of our vessels. As of July 26, 2011, the average age of our current fleet was 1.6 years, as compared to the average age for the world fleet of approximately 13 years for the drybulk shipping segments in which we compete.

The following table reflects the current employment of Baltic Trading’s current fleet:

Vessel	Year Built	Charterer	Charter Expiration(1)	Employment Structure

Capesize Vessels
Baltic Bear	2010	Swissmarine Services S.A.	March 2012	101.5% of BCI (2)
Baltic Wolf	2010	Cargill International S.A.	September 2011	100% of BCI (3)
Supramax Vessels
Baltic Leopard	2009	Resource Marine PTE Ltd. (part of the Macquarie group of companies)	March 2012	97 % of BSI (4)
Baltic Panther	2009	Klaveness Chartering	April 2013	95 % of BSI (5)
Baltic Jaguar	2009	Resource Marine PTE Ltd. (part of the Macquarie group of companies)	May 2012	97 % of BSI (4)
Baltic Cougar	2009	AMN Bulkcarriers Inc.	August 2012	96 % of BSI (6)
Handysize Vessels
Baltic Wind	2009	Cargill International S.A.	May 2013	115% of BHSI (7)
Baltic Cove	2010	Cargill International S.A.	February 2014	115% of BHSI (7)
Baltic Breeze	2010	Cargill International S.A.	July 2014	115% of BHSI (7)

(1)
The charter expiration dates presented represent the earliest dates that our charters may be terminated in the ordinary course.  Under the terms of each contract, the charterer is entitled to extend the time charters from two to four months in order to complete the vessel's final voyage plus any time the vessel has been off-hire.

(2)
We have agreed to terms on a spot market-related time charter with Swissmarine Services S.A. at a rate based on 101.5% of the Baltic Capesize Index (BCI). Hire is paid in arrears net of a 6.25% brokerage commission which includes the 1.25% commission payable to Genco Shipping & Trading Limited.  The duration is 10.5 to 13.5 months.  The vessel delivered to charterers on May 1, 2011.

(3)
Under the terms of the agreements, the rate for the spot market-related time charter is based on the average of the daily rates of the BCI, as reflected in daily reports. Hire is paid every 15 days in arrears net of a 5.00% brokerage commission, which includes the 1.25% commission payable to Genco Shipping & Trading Limited. Baltic Trading is not responsible for voyage expenses, including fuel.

(4)
We have reached an agreement with Resource Marine PTE Ltd. on two spot market-related time charters based on 97% of the average of the daily rates of the Baltic Supramax Index (BSI), as reflected in daily reports.  Hire is paid every 15 days in arrears net of a 6.25% brokerage commission, which includes the 1.25% commission payable to Genco Shipping & Trading Limited.  The duration of both is 11 to 13.5 months with the Baltic Leopard beginning on April 24, 2011 and the Baltic Jaguar beginning on June 7, 2011.

(5)
We have reached an agreement with Klaveness Chartering on a spot market-related time charter based on 95% of the average of the daily rates of the BSI, as reflected in daily reports.  The duration is 22.5 to 25.5 months with hire paid every 15 days in arrears net of a 6.25% brokerage commission, which includes the 1.25% commission payable to Genco Shipping & Trading Limited.  The vessel delivered to its new charterer on May 21, 2011.

(6)
We have agreed to an extension with AMN Bulkcarriers Inc., on a spot market-related time charter based on 96% of the average of the daily rates of the BSI, as reflected in daily reports.  Hire is paid every 15 days in arrears net of a 5.00% brokerage commission, which includes the 1.25% commission payable to Genco Shipping & Trading Limited.  The duration is 11 to 13.5 months and is to commence on or about September 14, 2011 when the maximum period of the initial time charter with AMN Bulkcarriers Inc., is scheduled to be completed.

(7)
The rate for each of the spot market-related time charters is based on 115% of the average of the daily rates of the Baltic Handysize Index (BHSI), as reflected in daily reports. Hire is paid every 15 days in advance net of a 6.25% brokerage commission, which includes the 1.25% commission payable to Genco Shipping & Trading Limited.

Dividend Announcement and Policy

The Company's Board of Directors declared a dividend for the second quarter of 2011 of $0.10 per share payable on or about August 12, 2011 to all shareholders of record as of August 5, 2011.  Our dividend policy is to pay a variable quarterly dividend equal to our Cash Available for Distribution, during the previous quarter, subject to any reserves our board of directors may from time to time determine are required. The application of the formula in our policy would have resulted in a lesser dividend for the second quarter of 2011.  However, our Board of Directors nonetheless determined to declare a $0.10 per share dividend after taking into account our cash flow and our liquidity and capital resources. Dividends will be paid equally on a per-share basis between our common stock and our Class B stock. Cash Available for Distribution represents our net income less cash expenditures for capital items related to our fleet, such as drydocking or special surveys, other than vessel acquisitions and related expenses, plus non-cash compensation. For purposes of calculating Cash Available for Distribution, we may disregard non-cash adjustments to our net income, such as those that would result from acquiring a vessel subject to a charter that was above or below market rates. We intend to pay dividends on a quarterly basis.

The declaration and payment of any dividend will be subject to the discretion of our board of directors. The timing and amount of dividend payments will depend on our earnings, financial condition, cash requirements and availability, fleet renewal and expansion, restrictions in our loan agreements, the provisions of Marshall Islands law affecting the payment of distributions to shareholders and other factors. Our board of directors may review and amend our dividend policy from time to time in light of our plans for future growth and other factors.

About Baltic Trading Limited

Baltic Trading Limited is a drybulk company focused on the spot charter market. Baltic Trading transports iron ore, coal, grain, steel products and other drybulk cargoes along global shipping routes. Baltic Trading’s fleet consists of two Capesize, four Supramax and three Handysize vessels with an aggregate carrying capacity of approximately 672,000 dwt.

Conference Call Announcement

Baltic Trading Limited announced that it will hold a conference call on Wednesday, July 27, 2011 at 10:00 a.m. Eastern Time, to discuss its 2011 second quarter financial results.  The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.BalticTrading.com. To access the conference call, dial (888) 723-9518 or (719) 325-4899 and enter passcode 7949112.  A replay of the conference call can also be accessed for two weeks by dialing (888) 203-1112  or (719) 457-0820 and entering the passcode 7949112. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) changes in demand or rates in the drybulk shipping industry; (ii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iii) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (iv) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (v) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, lube, oil, bunkers, repairs, maintenance and general, administrative, and management fee expenses; (vi) the adequacy of our insurance arrangements; (vii) changes in general domestic and international political conditions; (viii) acts of war, terrorism, or piracy; (ix) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (x) the number of offhire days needed to complete repairs on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims, including offhire days; (xi) the Company’s acquisition or disposition of vessels; (xii) our ability to leverage Genco’s relationships and reputation in the shipping industry; (xiii) the completion of definitive documentation with respect to charters; (xiv) charterers’ compliance with the terms of their charters in the current market environment; and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and its reports on Form 10-Q and Form 8-K. Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance.  The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary.